Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

302/498-6944

Incyte Reports First Quarter 2009 Financial Results and

Provides Update on Drug Development Programs

Conference Call Scheduled Today at 8:30 a.m. ET

WILMINGTON, Del. - (BUSINESS WIRE) - May 7, 2009 - Incyte Corporation (Nasdaq:INCY) today reported first quarter 2009 financial results and provided an update on its highest priority clinical programs.

“We continued to make good progress in our lead clinical programs during the first quarter.  Thus, over the next few months we expect a number of key events, including the initiation of Phase III trials for INCB18424 in patients with myelofibrosis, the report of final results from the Phase IIb trial for topical INCB18424 in psoriasis, the start of a 6-month multiple-dose trial for INCB28050 in rheumatoid arthritis and the report of final results from our Phase IIb trial for INCB13739 in type 2 diabetes,” stated Paul A. Friedman, M.D., Incyte’s President and Chief Executive Officer.

Below is a summary of recent developments for our most advanced product candidates:

Janus Kinase (JAK) Inhibitor Program

INCB18424: (oral formulation) Myelofibrosis (MF), Polycythemia Vera (PV) and Essential Thrombocythemia (ET)

•                  Resubmitted the Special Protocol Assessment to the U.S. Food and Drug Administration (FDA) for treatment in MF.  If the FDA agrees with our response we intend to begin our Phase III trials in the second quarter of the year.

•                  Submitted the Phase III clinical trial application to Ethics Committees and Competent Health Authorities in Europe.  This trial is also expected to begin in the second quarter of the year.

•                  Recruitment of approximately 70 clinical sites in the U.S. and Canada, and an equal number in Europe, for the two Phase III registration trials.

INCB18424: (topical formulation) Psoriasis and Other Inflammatory Conditions of the Skin

•                  Completed enrollment of a three-month multiple-dose Phase IIb trial in patients with mild to moderate psoriasis.  Results from this trial are expected in the summer of 2009.

INCB28050: JAK Inhibitor Compound for Rheumatoid Arthritis and Other Inflammatory Conditions

•                  Completed the required preclinical and clinical trials to support initiation of a double-blind placebo-controlled dose-ranging Phase II program in approximately 100 rheumatoid arthritis patients.  This six-month Phase II trial is expected to include clinical sites in the U.S. and Europe and is scheduled to begin enrolling patients in the second quarter of the year.

11beta-HSD1 Inhibitor Program

INCB13739: Type 2 Diabetes

•                  Completed enrollment of a 3-month placebo-controlled, dose-ranging Phase IIb clinical trial in patients with type 2 diabetes to evaluate the safety and efficacy of once-daily INCB13739 when added to failing metformin monotherapy.  Final results from this trial are expected in June 2009 and, if positive, our objective is to secure a partner for this program.

Sheddase Inhibitor Program

INCB7839: Breast Cancer

•                  Continued enrollment of a Phase II trial in combination with Herceptin(R) in breast cancer patients with final results expected in the second half of 2009.

First Quarter 2009 Financial Results

Cash Position

As of March 31, 2009, cash, short-term and long-term marketable securities totaled $175.6 million, compared to $217.8 million as of December 31, 2008.  During the first quarter of 2009, the Company used $42.2 million in cash and marketable securities.  Our previous guidance for cash use in 2009 of between $122 and $128 million remains unchanged.

Revenues

Total revenues for the quarter ended March 31, 2009 were $0.7 million as compared to $1.3 million for the same period in 2008.

Net Loss

The net loss for the quarter ended March 31, 2009 was $40.0 million, or $0.41 per share, as compared to $40.2 million, or $0.47 per share, for the same period in 2008.  Included in the net loss for the quarter ended March 31, 2009 was $3.4 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $3.3 million for the same period in 2008.

Operating Expenses

Research and development expenses for the quarter ended March 31, 2009 were $29.6 million as compared to $33.0 million for the same period last year.  Included in research and development expenses for the quarter ended March 31, 2009 was $2.5 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $2.4 million for the same period in 2008.  The decrease in research and development expenses is due to prioritization of our pipeline to focus on products we believe have a greater likelihood of creating near-term value.  We expect our research and development expenses to vary from quarter to quarter, primarily due to the timing of our clinical development activities.

Selling, general and administrative expenses for the quarter ended March 31, 2009 were $4.8 million as compared to $4.4 million for the same period last year. Increased selling, general and administrative expenses reflect our initial sales and marketing preparations for the potential commercialization of INCB18424 for myeloproliferative disorders.  Also included in the selling, general and administrative expenses for each of the quarters ended March 31, 2009 and 2008 was $0.9 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options.

Interest Income (Expense)

Interest income for the quarter ended March 31, 2009 was $0.5 million as compared to $2.1 million for the same period last year.  The decrease is due primarily to a lower average cash balance and a lower yield for the three months ended March 31, 2009 as compared to the corresponding period in 2008.  Interest expense for the three months ended March 31, 2009 was $6.3 million as compared to $6.2 million for the comparable period last year.  Included in interest expense for the three months ended March 31, 2009 and 2008 was a $2.3 million non-cash charge to amortize the original issue discount of the Company’s 3 1/2% Convertible Senior Notes.

Conference Call Information

Incyte will hold its first quarter 2009 financial results conference call this morning at 8:30 a.m. ET Thursday, May 7, 2009.  To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers. When prompted, provide the passcode, which is 320337.

If you are unable to participate, a replay of the conference call, when made available, will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and dial-in number for international callers is 201-612-7415.  To access the replay you will need the conference account number 278 and the ID number 320337.

The conference call will also be webcast live on CCBN and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.  When available, the conference call replay can also be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs to treat serious unmet medical needs. Incyte’s pipeline includes multiple compounds in Phase II clinical trials for oncology, inflammation and diabetes.  For additional information on Incyte, visit the Company’s web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the intention to initiate Phase III trials for INCB18424 in patients with myelofibrosis in the U.S, and Europe in the second quarter of the year, the expectation of final results from the Phase IIb trial for topical INCB18424 in psoriasis in the summer of 2009, the intention to begin enrolling patients in a six-month Phase II trial in the U.S. and Europe for INCB28050 in rheumatoid arthritis in the second quarter of the year, the expected completion and timing of results of the Phase II trials for our HSD1 inhibitor for type 2 diabetes and our sheddase inhibitor program for breast cancer, and financial guidance about expected cash use, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, the uncertainty of the regulatory approval processes, including uncertainty regarding the FDA’s response to the revised Special Protocol Assessment, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, Incyte’s ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.  Financial guidance regarding cash use excludes any effects of strategic collaboration or capital market activities, including activities with respect to outstanding convertible notes.  Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Revenues:
Contract revenues	$—	$587
License and royalty revenues	671	720

Total revenues	671	1,307

Costs and expenses:
Research and development	29,587	32,955
Selling, general and administrative	4,821	4,354
Other expenses	509	123

Total costs and expenses	34,917	37,432

Loss from operations	(34,246)	(36,125)
Interest and other income, net	548	2,141
Interest expense	(6,338)	(6,173)

Net loss	$(40,036)	$(40,157)

Basic and diluted net loss per share	$(0.41)	$(0.47)

Shares used in computing basic and diluted net loss per share	97,340	84,602

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	March 31, 2009	December 31, 2008

Cash, cash equivalents, and short-term and long-term marketable securities	175,627	217,783
Total assets	189,635	232,388
Convertible senior notes	133,263	130,969
Convertible subordinated notes	265,411	265,198
Total stockholders’ deficit	(256,751)	(220,750)